Ex 99.1

Contact:
OXIGENE, INC.
Tammy Bishop
Director of Investor Relations and
Corporate Communications
(617) 673-7826

              OXIGENE COMMENTS ON THE DEVELOPMENT OF COMBRETASTATIN
                             AS AN ANTI-TUMOR AGENT

Watertown, MA and Stockholm, Sweden, August 20, 2001 - OXiGENE, Inc. (NASDAQ:
OXGN, SSE: OXGN), the vascular targeting company, today announced an interim update on their collaboration with Bristol-Myers Squibb to develop the Combretastatin compounds as a new class of anticancer agents.

In March of 2001, BMS began coordinating a Phase I safety trial of CA4P, one of the Combretastatin compounds, at sites in the United States. This trial is open to patients with certain types of solid tumors. Patients in this Phase I trial will receive CA4P alone. The aim of this Phase I study is to obtain the maximum amount of data to determine the optimal dose and dosing schedule for continued development of the drug. The Phase I trial is expected to complete enrollment by early next year.

In December of 1999, OXiGENE entered into a research and collaboration agreement with Bristol-Myers Squibb for the development and commercialization of vascular targeting agents including CA4P for the treatment of cancer. Upon the completion of this current Phase I trial the next phase of clinical development will commence. We would expect that to occur in the first half of 2002 although we cannot control the developmental timetable which rests with our collaborator Bristol-Myers Squibb.

Combretastatin compounds, such as CA4P, are the first in a new class of agents called vascular targeting agents. These compounds appear to selectively target existing blood vessels at tumor sites, thereby cutting off the tumor's blood supply and depriving it of oxygen and the nutrients necessary for its survival and growth. CA4P is being developed for potential use either as a stand-alone therapy for solid tumors that require blood vessels for survival, or for combination therapy with chemotherapy or radiation to enhance the effectiveness of these traditional cancer treatments.

"We are very satisfied with BMS's clinical development of CA4P. We are pleased to be working with the world leader in oncology on this important new approach in treating cancer", stated Bjorn Nordenvall, M.D., Ph.D., Chairman and Chief Executive Officer of OXiGENE.

OXiGENE's initial Phase I clinical trials have shown CA4P's ability to reduce blood flow to the tumor, as measured by magnetic resonance imaging, thereby attempting to inhibit the tumor's survival and growth. The studies are the first demonstrations in human clinical trials of an inhibitor that reduces the flow of blood within tumor-associated blood vessels.

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"Phase I results from OXiGENE's European trial have shown that we can administer
CA4P to humans at well tolerated doses that cause a significant decrease in blood flow to tumors" said Dr. David Chaplin, Chief Scientific Officer and Head of Research, OXiGENE, Inc. "We are excited that similar results were seen in the preliminary data from OXiGENE's two initial US Phase I trials."

OXiGENE, an international biopharmaceutical company, is the world leader in vascular targeting agents which destroy existing blood vessels associated with cancerous tumors, and which may have an application in the treatment of ocular disease. With its flagship family of combretastatin-based vascular targeting agents, OXiGENE is developing a diverse portfolio of innovative products to combat these conditions. The Company's mission is to in-license new therapeutics from academic partners, and develop new drugs that will enhance the effectiveness of traditional cancer treatments and to introduce innovative therapies that attack cancer and other diseases.

This press release contains "forward-looking statements." Forward-looking statements give our current expectations or forecasts of future events and use words such as "anticipate," "estimate," "believe," and other words of similar meaning. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties and include, but are not limited to, the efficacy of our technology and its efficacy at acceptable dosage levels, the ability to raise capital when needed and on reasonable terms, successful clinical trial results, developing the necessary manufacturing processes and gaining all necessary regulatory approvals. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in our reports to the Securities and Exchange Commission including our 10-Q, 8-K and 10-K reports. However, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.


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